EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 14th day of July; 2023.

BETWEEN:

SNOW LAKE RESOURCES LTD.,

a corporation existing under the Jaws
of the Province of Manitoba

(the “Corporation”),

-and-

FRANK WHEATLEY,

an individual who resides at

100 Lidstone Rd., Salmon Arm
British Columbia, V1E 2Y1
(the "Executive").

WHEREAS the Corporation wishes to employ the Executive in the position of Chief Executive Officer ("CEO");

AND WHEREAS the Executive wishes to be employed by the Corporation in the position of CEO;

AND WHEREAS the Corporation and the Executive have agreed that the terms and conditions of such employment relationship shall be as set out herein,

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements of the parties herein contained, and for other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each party), the parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"Base Salary" has the meaning set out in Article 4.1;

"Board" means the Board of Directors of the Corporation

"Business Day" means any day, other than a Saturday, Sunday or statutory holiday in the Province of Ontario, on which commercial banks in Toronto, Ontario are open for business;

"Confidential Information" has the meaning set out in Article 6.1;

"Date of Termination" means the effective date of any termination of the Executive's employment with the Corporation;

"Effective Date" has the meaning set out in Article 5.1;

"ESA" means the Ontario Employment Standards Act, 2000, S.O. 2000, c. 41, as amended;

"Improvements" has the meaning set out in Article 6.2(a);

"Just Cause" has the meaning set out in Article 5.2;

"Non-Disclosure Period" has the meaning set out in Article 6.1

"Permanent Disability" has the meaning set out in Article 5.3;

"person" includes, without limitation, an individual, corporation, partnership, joint venture, association, trust, firm, unincorporated organization or other legal or business entity;

"Prohibited Area" means any province or territory in Canada and any state in the United States of America where, at any time during the term of this Agreement, the Corporation sells, supplies, or researches its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Corporation at any time during the term of this Agreement, and is subject to the provisions set out in Article 6.3 and

"Restricted Period" shall mean the period from the date hereof to 12 (twelve) months following the Date of Termination, provided that such period shall be extended by any time during which the Executive is in breach of any applicable covenant in Article 6, as provided in Article 6.7,

1.2Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof', "herein", "hereby", "hereunder" and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)references to an "Article", "Schedule" or "Exhibit" followed by a number or·letter refer to the specified Article or Schedule or Exhibit to this Agreement;

(c)the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)the word "including" is deemed to mean "including without limitation";

(t)the terms "party" and "the parties" refer to a party or the parties to this Agreement;

(g)a person "controls" a second person if:

(i)the first person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless that first person holds the voting securities only to secure an obligation;

(ii)the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership; or

(iii)the second person is a limited partnership and the general partner of the limited partnership is the first person;

(h)any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder; and

(i)unless stated otherwise, all dollar amounts refer to Canadian dollars.

1.3Severability

If any provision of this Agreement, including the breadth or scope of the provisions contained in Article 6 (whether as to the Non-Disclosure Period, the Restricted Period, the Prohibited Area, or otherwise), shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part:, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding. In addition, should a court determine that any provision or portion of any provision of this Agreement is not reasonable or valid, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which the court deems reasonable or valid and the parties agree to request that the court apply notional severance to give effect to the restrictions in this Agreement to the fullest extent deemed reasonable or valid by the court. In particular, if such court determines that the duration of the Non Disclosure Period and/or the Restricted Period and/or the scope of the Prohibited Area is unreasonable, the parties agree to reduce such duration and/or scope to such extent as may be necessary to ensure that the covenants in this Agreement are reasonable in the circumstances, as determined by the court.

ARTICLE 2

EMPLOYMENT

2.1Employment

The Corporation agrees to employ the Executive, and the Executive accepts such employment under this Agreement in the capacity of CEO, all in accordance with and subject to the terms and conditions of this Agreement.

2.2Location of Executive

The principal location at which the Executive shall perform services for the Corporation shall be at 100 Lidstone Rd., Salmon Arm, British Columbia.

2.3Travel

The Executive acknowledges and accepts that the execution of his duties and responsibilities will require travel.

ARTICLE 3
DUTIES

3.1Employment Duties

The Executive shall perform such duties and exercise such powers as are normally associated with and incidental and ancillary to the position of CEO, including the duties described in Schedule "A" to this Agreement, and shall perform such additional duties and responsibilities as may from time to time be assigned to him by the Corporation, acting reasonably.

Without limiting the foregoing, during the term of his employment hereunder, the Executive shall:

(a)devote his full time and attention and his best efforts during normal business hours., and such other times as may be reasonably required, to the business and affairs of the Corporation and shall not, without the prior written consent of the Corporation, undertake any other business or occupation or public office which may detract from the proper and timely performance of his duties hereunder, except for the time required to discharge his duties as an independent director of Talon Metals Inc. and Trailbreaker Resources Ltd.;

(b)perform those duties that may be assigned to the Executive diligently and faithfully to the best of his abilities and in the best interests of the Corporation;

(c)use his best efforts to promote the interests and goodwill of the Corporation and not knowingly do, or willingly permit to be done, anything to the prejudice, loss or injury of the Corporation;

(d)at all times keep the Corporation promptly and fully informed (in writing if so requested) of his conduct of the duties and responsibilities of his employment and provide such .explanations of his conduct as the Corporation may require; and

(e)use his best efforts to develop the business of the Corporation.

3.2Deletion and Variance of Duties

The Corporation shall be entitled to delete or vary any powers and duties assigned to the Executive.

3.3Reporting

The Executive shall report to the Board. Reviews of the performance of the Executive's duties and responsibilities shall occur every year, or at such other intervals as the Corporation may determine.

3.4Qualifications and Compliance with Laws and Policies

The Executive represents and warrants that he has the necessary qualifications, experience and abilities to perform and carry out the duties of the position of CEO, such qualifications being reasonably and in good faith established by the Boatd. The Executive acknowledges that the Corporation is entering into this Agreement in reliance on the truth and accuracy of such representations and warranties.

In the course of carrying out the duties and responsibilities of his employment under this Agreement1 the Executive shall:

(a)comply with all applicable laws, statutes, regulations, by-laws, ordinances and any other applicable legal requirements; and

(b)comply with all the Corporation's policies, systems, procedures, rules and regulations, both written and oral, which are applicable to the Corporation's employees.

The Executive also acknowledges and agrees that the Corporation shall have the sole and unfettered discretion to amend such policies procedures, systems, rules and regulations at any time without prior notice to the Executive.

3.5Hours of Work and Overtime

Because of the nature of the Executive's position and role, the Corporation expects the Executive will devote such time as is required to perform the duties required under this Agreement. Therefore, the Executive will be required to work beyond the Corporation's normal business hours and on weekends as business needs require.

The Executive acknowledges that the position of CEO is supervisory or managerial in character (though the Executive may perform non-supervisory or non-managerial tasks on an irregular or exceptional basis) and that his compensation described in Article 4 of this Agreement is meant to compensate the Executive for all hours of work and that the Executive is not entitled to overtime under the ESA. Therefore, the Executive shall not be entitled to overtime pay if he is required to work more hours than the maximum number of hours stipulated in the ESA and/or if the Executive is required to work beyond the Corporation's normal business hours and/or if he is required to work on weekends.

ARTICLE 4
COMPENSATION

4.1Base Salary

The annual base salary (''Base Salary") payable to the Executive for his services hereunder shall be $350,000.00. The Base Salary shall be payable in semi-monthly instalments in accordance with the usual compensation practices of the Corporation from time to time. The Base Salary shall be subject to annual review on or before the anniversary of the Effective Date in each year, and adjustment to reflect increases (if any) as may be approved by the Board, unless the Executive's employment is terminated in accordance with the terms of this Agreement prior to such review.

4.2Benefits

The Executive shall be entitled to participate in such benefit programs established by the Corporation from time to time for its senior management personnel.

The benefits will be provided in accordance with and subject to the terms and conditions of the applicable plan, fund or arrangement relating to such benefits in effect from time to time. The Executive acknowledges that the Corporation may amend or terminate the benefits from time to time as provided in the applicable plan, fund or arrangement.

4.3Bonus

In the event the Corporation's market capitalization experiences a significant increase, the Board may, in its sole and unfettered discretion, pay an annual bonus (the or a "Bonus") to the Executive. If the Corporation determines that it will pay a Bonus to the Executive, the Corporation will have the sole and unfettered discretion to determine,

(a)the amount of the Bonus; and

(b)whether the Bonus will be paid m cash on the grant of the shares in the Corporation.

4.4 Equity Grant

The Executive shall be granted "Stock Options" of 250,000 (two hundred and fifty thousand) common shares of the Corporation for a term of 3 (three) years vesting as follows:

(a)25% (twenty-five percent) vesting 6 (six) months from the Effective Date;

(b)25% (twenty-five percent) vesting 12 (twelve) months from the Effective Date;

and

(c)50% (fifty percent) vesting 18 (eighteen) months from the Effective Date.

The option price shall be $2.50 (USD) (Two and half United States of America Dollars) or 5% (five per cent) above the Corporation's most recent closing share price prior to the date this Agreement is signed; whichever is lower, in the event that the Corporation's share price is below $2.50 (USD) (Two and half United States of America Dollars) on the date prior to the date this Agreement is signed. Or in the event that the Corporation's share price is above $2.50 (USD) the option price shall be 5% (five percent) above the Corporation's share price.

The Corporation shall grant 200,000 (two hundred thousand) Restricted Stock Units ("RSU") for the common shares of the Corporation to the Executive that shall vest as follows:

(i)33,000 (thirty-three thousand) of the RSUs vest upon the Corporation's share volume weighted average price ("VWAP") exceeding US$3.00 or a price 20% above the company's most recent closing share price prior to signing whichever is greater for a period of 20 consecutive trading days;

(ii)33,000 (thirty-three thousand) of the RSUs vest upon the Corporation's share VWAP exceeding US$3.50 or a price 20% above the company's most recent closing share price prior to signing whichever is greater for a period of 20 consecutive trading days;

(iii)33,000 (thirty-three thousand) of the RSUs vest upon the Corporation's share VWAP exceeding US$4.50 or a price 20% above the company's most recent closing share price prior to signing whichever is greater for a period of 20 consecutive trading days;

(iv)33,000 (thirty-three thousand) of the RSUs vest upon the Corporation's share VWAP exceeding US$5.50 or a price 20% above the company's most recent closing share price prior to signing whichever is greater for a period of 20 consecutive trading days;

(v)34,000 (thirty-four thousand) of the RSUs vest upon the Corporation's share VWAP exceeding US$6.50 or a price 20% above the company's most recent closing share price prior to signing whichever is greater for a period of 20 consecutive trading days; and

(vi)34,000 (thirty-four thousand) of the RSUs vest upon the Corporation's share VWAP exceeding US$7.50 or a price 20% above the company's most recent closing share price prior to signing whichever is greater for a period of 20 consecutive trading days.

4.5Deductions and Deposits

The Executive's Base Salary and Bonus, if any, will be subject to all deductions required by law including, without limitation, employment insurance, income tax and Canada Pension Plan, together with such other deductions as may be required by the Executive's participation in or receipt of any benefit or other program, and the Corporation's obligations in respect thereof shall be satisfied to the extent of such deductions and withholdings.

In addition, the Corporation shall be entitled at any time to deduct from the Executive's remuneration any amounts due from the Executive to the Corporation and the execution of this Agreement by the Executive shall constitute his express direction for permitting such deduction for all purposes, including the provisions of the ESA.

Payments of the Base Salary and any bonus payment to which the Executive may be entitled as described in this Agreement will be deposited directly into the Executive's bank account as designated by him. The Executive shall, therefore, provide particulars of his bank account to the Corporation by providing it with a void cheque or deposit sheet. If the Executive makes any changes to his said bank account, he shall provide the Corporation with all such new information required at least two (2) weeks prior to the next payroll deposit to ensure that payment is deposited into the new account.

4.6Vacation

The Executive is entitled to four (4) weeks vacation per calendar year.

Notwithstanding any other term in this Agreement, the Executive's vacation entitlement shall not be less than the vacation entitlements stipulated under the ESA.

The Executive is entitled to vacation pay and holiday pay in accordance with the ESA.

The Executive's vacation entitlement and the timing of his vacation shall be subject to the Corporation's policy relating to vacation to the extent that such policy does not conflict with the ESA and the timing of his vacation shall be approved by the Board.

The Executive shall take his full vacation entitlement in each year. The Corporation will not pay the Executive for any untaken vacation and the Executive will not be entitled to carry over any vacation days from one year to the next.

4.7Expenses

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses properly incurred by the Executive from time to time in connection with carrying out his duties and for expenses of over $1,000 which have been pre-approved in writing by the Corporation, subject to the Corporation's travel and entertainment policies, as amended from time to time. For all such expenses, the Executive shall furnish to the Corporation originals or copies of all invoices or statements in respect of which the Executive seeks reimbursement on a monthly basis. The Executive shall be entitled to apply any loyalty rewards number to any expense purchases where such loyalty rewards are allowed.

4.8Compensation Exhaustive

For greater certainty, the Executive shall not be entitled to any salary, bonus, participation in profits or other remuneration, or payment or compensation in lieu thereof. except as expressly set forth in this Agreement (unless otherwise specifically agreed in writing between the Executive and the Corporation).

4.9Indemnity. The Corporation will indemnify and save harmless the Executive from all claims, actions, proceedings, judgements, penalties and fines, including all costs, charges and expenses relating thereto, arising from the Executive performing his duties under this Agreement, and will enter into the Corporation's standard form of indemnity agreement with the Executive.

4.10Directors and Officers Liability Insurance. The Corporation will provide the Executive with the Corporation's directors and officers liability insurance during the term of this Agreement, as such insurance may be amended by the Corporation from time to time.

ARTICLES

TERM AND TERMINATION OF EMPLOYMENT

5.1Term of Employment

This Agreement shall commence on July 17, 2023 {the "Effective Date") and shall continue for a period of 3 (three) years from the Effective Date (the "Initial Term").

The term of this Agreement shall be automatically renewed for a further I (one) year term at the end of the Initial Term and for consecutive one (1) year terms thereafter (each subsequent renewal shall be referred to as a " Renewal Term"), unless either party gives the other at least 90 (ninety) days written notice of that party's intention not to renew prior to the expiration of the Initial Tenn or a Tenn, as the case may be. The period of time that this Agreement is in effect, whether during the Initial Term or a Renewal Term shall hereinafter be referred to as the "Term".

Notwithstanding the foregoing, this Agreement may be terminated prior to the end of the Tenn in accordance with the provisions of this Agreement.

5.2Termination for Just Cause

The Corporation may terminate the employment of the Executive at any time for Just Cause, effective immediately, by giving written notice of termination to the Executive setting out the basis for termination. "Just Cause" shall mean any of the following:

(a)the wilful failure of the Executive to properly carry out his duties hereunder or to comply with the rules and policies of the Corporation or any reasonable instruction or directive of the Corporation, provided that the Executive has been provided with written notice of such failure, specifying in reasonable detail the nature of the failure, at least 10 days prior to the Date of Termination and shall have failed to take all reasonable efforts to remedy such wilful failure within such 10-day period;

(b)the Executive acting dishonestly or fraudulently, or the wilful misconduct of the Executive, in the course of his employment hereunder, in each case resulting in adverse consequences to the Corporation and in the case of wilful misconduct only, provided that, to the extent such wilful reconduct is capable of being remedied, the Executive shall have been provided with written notice thereof at least IO days prior to the Date of Termination and shall have failed to take all reasonable efforts to remedy such wilful misconduct within such 10-day period;

(c)if the Executive or any member of his family makes any personal profit arising out of or in connection with any transaction to which the Corporation is a party or with which the Corporation is associated without making disclosure to and obtaining the prior written consent of the Corporation;

(d)the conviction of the Executive for, or a guilty plea by the Executive to, any criminal offence punishable by imprisonment that may reasonably be considered to be likely to adversely affect the Corporation or the suitability of the Executive to perform his duties hereunder, including without limitation any offence involving fraud, theft, embezzlement, forgery, wilful misappropriation of funds or property, or other fraudulent or dishonest acts;

(e)the failure by the Executive to fully comply with and perform his fiduciary duties;

(f)improper disclosure by the Executive of the Confidential Information (as that term is defined in Article 6.1 of this Agreement);

(g)any action by the Executive which has a detrimental effect on the Corporation's reputation or business;

(h)a course of conduct by the Executive amounting to gross incompetence;

(i)chronic and unexcused absenteeism by the Executive;

(j) the wilful misconduct, disobedience or wilful neglect of duty by the Executive that is not trivial and has not been condoned by the Corporation, within the meaning of the ESA; or

(k) any other act, event or circumstance which would constitute just cause at law for termination of the Executive's employment hereunder.

5.3Termination Where Executive Disabled

If at any time the Executive is unable to perform his duties properly because of ill health, accident or otherwise, for a period or periods totalling at least 26 weeks in any period of 12 consecutive calendar months ("Permanent Disability") and the Corporation is unable to make such reasonable accommodations for the Executive to enable him to perform the duties of his employment during the said period or periods, the Corporation may terminate the Executive's employment by giving six months' written notice or pay in lieu thereof. The notice or pay in lieu thereof must be provided to the Executive during, or within, six months after the period or periods totalling 26 weeks. The Executive shall authorize any doctors or other health practitioners consulted by or providing treatment to the Executive in connection with the condition or conditions giving rise to such inability to perform his duties to disclose information to and discuss the condition of the Executive with such doctors or other health practitioners as may be selected by the Corporation, and shall submit to such reasonable medical examinations as may be requested by such doctors or other medical practitioners selected by the Corporation, in order to determine whether the condition or conditions suffered by the Executive constitute Permanent Disability.

5.4Death

The Executive's employment shall terminate automatically upon the death of the Executive.

5.5Termination by the Corporation Without Just Cause

The Corporation may terminate this Agreement (other than as provided in the foregoing provisions of this Article 5) without just cause at any time and for any reason if the Corporation, in its sole discretion, so determines, by written notice of termination to the Executive, provided such termination without just cause is not based on grounds prohibited under any human rights legislation or on grounds which are otherwise prohibited by law.

5.6Other Termination by the Executive

The Executive may terminate his employment at any time and for any reason by giving ninety (90) days' prior notice in writing to the Corporation.

5.7Cessation of Duties

The Corporation shall have the right, at any time prior to the end of the applicable notice period pursuant to Articles 5.5 or 5.6, notwithstanding the provisions of the relevant Article, by giving written notice to the Executive, to require that the Executive cease to perform his duties and responsibilities and cease attending the Corporation's premises immediately upon giving such notice and in such case the Date of Termination shall be the effective date of the notice by the Corporation.

5.8Termination as a Result of a Change of Control In this Article. 5.8, "Change of Control" means:

(a)the Corporation is not the surviving entity in a merger, amalgamation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Corporation), and the role for which the Executive's services were previously required no longer exists in a substantially similar way, or the Executive is terminated or made redundant as a results of the said merger;

(b)a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(c)Corporate activity results io the liquidation of the majority of the shares in the Corporation whereby the Corporation's board members' RSU / warrants / options automatically vest;

(d)any person., entity or group of persons or entities acting jointly or in concert (the "Acquiror") acquires, or acquires control (including, without limitation, the power to vote or direct the voting) of, voting securities of the Corporation which, when added to the voting securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror to cast or direct the casting of 50% or more of the votes attached to all of the Corporation's outstanding voting securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors) and as a result of such acquisition of control, directors of the Corporation holding such office immediately prior to such acquisition of control shall not constitute a majority of the board of directors and the role for which the Executive's services were previously required no longer exists in a substantially similar way, or the Executive is terminated or made redundant as a results of the said Acquisition;

(e)the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent; and

(f)for the purposes of the foregoing, "voting securities" means common shares of the Corporation and any other shares entitled to vote for the election of directors, and shall include any securities, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but which are convertible into or exchangeable for shares which are entitled to vote for the election of directors, including any options or rights to purchase such shares or securities.

This Agreement shall be terminated in accordance with the provisions of Section 5.9 (e) in the event there is a Change of Control.

5.9Payments on Early Termination

(a)Upon termination of the Executive's employment voluntarily by the Executive pursuant to Article 5.6 of this Agreement, the Executive shall not be entitled to any notice or pay in lieu of notice of termination, severance or similar payment in respect of such termination other than,

(i)any accrued and unpaid Base Salary and Bonus (if any) earned by the Executive up to the Date of Termination;

(ii)any accrued, but unpaid vacation pay earned by the Executive up to the Date of Termination;

(iii)any other payments, benefits and entitlements to which the Executive is entitled under the ESA in such circumstances, other than termination pay and severance pay;

(iv)reimbursement of any pre-approved expenses incurred by the Executive, but which remain unpaid up to the Date of Termination; and

(v)all Stock Options and RSU to which the Executive is entitled, which have vested on or before the Date of Termination, shall remain exercisable until one year after the Date of Termination.

In the event of a termination of this Agreement pursuant to Article 5.6 hereof, any unvested RSU and Stock Options as of the Date of Termination shall expire immediately on the Date of Termination.

(b)Upon termination of the Executive's employment for just cause pursuant to Article 5.2,

(i)if the Executive's termination is based upon the grounds set out in Article 5.2G) of this Agreement, the Executive shall not be entitled to any notice of termination or pay in Heu of notice, severance pay or similar payment in respect of such termination, but the Executive shall receive the following payments:

(A)any accrued and unpaid Base Salary and Bonus (if any) earned by the Executive up to the Date of Termination;

(B)any accrued, but unpaid vacation pay earned by the Executive up to the Date of Termination;

(C)any other payments, benefits and entitlements to which the Executive is entitled under the ESA in such circumstances, other than termination pay and severance pay; and

(D)reimbursement of any preapproved expenses incurred by the Executive, but which remain unpaid up to the Date of Termination; or

(ii)if the Executive's termination is based upon one or more of the grounds set out in Article 5.2, other than Article 5.2(j), of this Agreement, the Executive shall only be entitled to:

(A)accrued and unpaid Base Salary and Bonus (if any) earned by the Executive up to the Date of Termination;

(B)accrued, but unpaid vacation pay earned by the Executive up to the Date of Termination;

(C)any other payments1 benefits and entitlements to which the Executive is entitled pursuant to the ESA and which the ESA states that an employee is entitled to upon termination of employment, including termination pay and any applicable severance pay; and

(D)reimbursement of any pre-approved expenses incurred by the Executive, but which remain unpaid up to the Date of Termination. In the event of a termination of this Agreement pursuant to Article 5.2 hereof, any vested and unvested RSU and Stock Options as of the Date of Termination shall expire immediately on the Date of Termination.

(c)Upon termination of the Executive's employment,

(i)as a result of the Permanent Disability of the Executive pursuant to Article 5.3 of this Agreement; or

(ii)by the death of the Executive pursuant to Article 5.4 of this Agreement, the Executive (or his estate, as the case may be) shall be entitled to receive,

(A)any accrued and unpaid Base S and bonus (if any) earned by the Executive up to the Date of Termination

(B)any accrued, but unpaid vacation pay earned by the Executive up to the Date of Termination;

(C)any other payments, benefits and entitlements to which the Executive is entitled pursuant to the ESA in such circumstances:

(D)re-imbursement of any pre-approved expenses incurred by the Executive, but which remain unpaid up to the Date of Termination; and

(E)in the case of a termination pursuant to Article 5.3 of this Agreement, the payments described in the said Article 5.3.

(F)all Stock Options and RSU to which the Executive is entitled, which have vested on or before the Date of Termination, shall remain exercisable until one year after the Date of Termination.

In the event of a termination of this Agreement pursuant to Article 5.3 or 5.4 hereof, any unvested RSU and Stock Options as of the Date of Termination shall expire immediately on the Date of Termination.

(d)If the Executive's employment is terminated without just cause by the Corporation pursuant to Article 5.5 of this Agreement, the Corporation shalt pay and provide the Executive with:

(i)an amount equivalent to 3 (three) months' Base Salary if the Corporation gives notice pursuant to Section 5.5 within 6 (six) months of the Effective Date;

(ii)an amount equivalent to 6 (six) months' Base Salary if the Corporation gives notice pursuant to Section 5.5 after 6 (six) months of the Effective Date, but before 12 (twelve) months of the Effective Date;

(iii)an amount equivalent to 12 (twelve) months' Base Salary if the Corporation gives notice pursuant to Section 5.5 after 12 (twelve) months of the Effective Date.

(iv)such additional benefits, payments and entitlements which the ESA states that an employee is entitled to upon termination;

(v)any accrued, but unpaid Base Salary and Bonus (if any) earned by the Executive up to the Date of Termination;

(vi)any accrued, but unpaid vacation pay earned by the Executive up to the Date of Termination;

(vii)re-imbursement of any pre-approved expenses incurred by the Executive, but which remain unpaid up to the Date of Termination; and

(viii)all Stock Options and RSU to which the Executive is entitled, which have vested on or before the Date of Termination, shall remain exercisable until one year after the Date of Termination.

In the event of a termination of this Agreement pursuant to Article 5.3 nor 5.4 hereof, any unvested RSU and Stock Options as of the Date of Termination shall expire immediately on the Date of Termination.

(e)If the Executive's employment is terminated because of a Change of Control where:

(i)the Executive is dismissed from his employment with the Corporation without just cause (as defined in Section 5.2 herein) in the twelve (12) months following the Change of Control. The Corporation will not dismiss the Executive for any reason unless such dismissal is specifically approved by the Board; or

(ii)within the twelve (12) months following the Change of Control, the position, responsibilities. Salary, bonus arrangement, or benefits provided to the Executive herein are materially reduced without the express written consent of the Executive, and the Executive delivers notice of resignation within thirty (30) days of said material reduction; or

(iii)if, and subject to the event in Section 5.9 (e) (b) occurring, then within sixty (60) days following the date which is one hundred and twenty (120) days after the date of the Change of Control, the Executive delivers thirty (30) days advance notice of resignation to the Corporation; then the Corporation shall pay and provide the Executive:

(i)an amount equal to 24 (twenty four) months, Base Salary;

(ii)any unvested RSU and Stock Options to which the Executive is entitled as of the Change of Control date shall immediately vest upon Change of Control;

(iii)such additional benefits, payments and entitlements which the ESA states that an employee is entitled to upon termination;

(iv)any accrued, but unpaid Base Salary and Bonus (if any) earned by the Executive up to the Date of Termination;

(v)any accrued, but unpaid vacation pay earned by the Executive up to the Date of Termination; and

(vi)re-imbursement of any pre-approved expenses incurred by the Executive, but which remain unpaid up to the Date of Termination.

5.10Resignation on Termination

The Executive agrees that upon any termination of his employment with the Corporation he shall immediately tender his resignation from any position he may hold as an officer or director of the Corporation. In the event of the Executive failing within three days to comply with his obligation hereunder, he hereby irrevocably authorizes and appoints each other director and officer of the Corporation as his agent and attorney to sign in his name and on his behalf any written resignations or other documents and do all other things necessary to give effect to such resignation.

5.11Continuance in Effect

For greater certainty, notwithstanding any termination of the employment of the Executive, the provisions of this Agreement shall continue in full force and effect in accordance with their terms, including, without limitation, the provisions of Article 6.

5.12Temporary Lay-Off

Notwithstanding any other provision of this Agreement, the Executive acknowledges and agrees that although the Corporation expects to employ the Executive on a full-time basis throughout the term of the Executive's employment, circumstances may arise where the Corporation may not be able to continue to employ the Executive on a full-time basis for a temporary period of time (for example, there may be a shortage of work or business for various reasons). Should such circumstances arise, the Corporation reserves the right to place the Executive on temporary unpaid lay-off in accordance with the ESA and at the time of any such lay-off the Corporation expects to recall the Executive to work. If the Corporation exercises its right to a temporary lay-off under this Agreement, the Executive's employment shall not be deemed to have been terminated by the Corporation.

ARTICLE6

EXECUTIVE'S COVENANTS

6.1Non-Disclosure

The Executive acknowledges and agrees that

(a)in the course of performing his duties and responsibilities hereunder, he will have access to and will be entrusted with detailed confidential information and trade secrets concerning past, present, future and contemplated plans, products, services, operations, technology, intellectual property, methodologies and procedures of the Corporation, whether in written, printed, pictorial, diagrammatic, electronic or any other form or medium, including, without limitation, information relating to names, addresses, contact persons, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Corporation (collectively, "Confidential Information"), the disclosure of any of which to competitors of the Corporation to the general public, or the use of any of which by the Executive or any competitor of the Corporation, would be highly detrimental to the interests of the Corporation;

(b)in the course of performing his duties and responsibilities hereunder, the Executive will be a representative of the Corporation to its customers, clients and suppliers and as such will have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of his employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation; and

(c)the right to maintain the confidentiality of the Confidential Information, the right to preserve the goodwill of the Corporation and the right to the benefit of the contacts and connections previously developed by the Executive with prospective clients, customers and others and any relationships that will be developed between the Executive and the customers, clients and suppliers of the Corporation by virtue of the Executive's employment with the Corporation constitute proprietary rights of the Corporation which the Corporation are entitled to protect.

In accordance with the matters acknowledged and agreed to by the Executive above and in consideration of the payments and other benefits to be received by the Executive pursuant to this

Agreement, the Executive covenants and agrees with the Corporation that he will not, except with the specific prior written consent of the Corporation, either during the term of this Agreement or at any time thereafter (the "Non-Disclosure Period"), directly or indirectly, disclose to any person or in any way make use of (other than for the benefit of the Corporation), in any manner, any of the Confidential Information, provided that such Confidential Information shall be deemed not to include information which is or becomes generally available to the public other than as a result of disclosure by the Executive.

6.2Intellectual Property

(a)The Executive shall disclose to the Corporation, as the Corporation may direct, all ideas, suggestions, discoveries, inventions and improvements (collectively, the "Improvements") which he may make solely, jointly or in common with other employees, during the term of his employment with the Corporation and which relate to the business activities of the Corporation. Any Improvements corning within the scope of the business of the Corporation made and/or developed by the Executive while in the employ of the Corporation, whether or not conceived or made during regular working hours, or whether or not the Executive is specifically instructed to make or develop the same, shall be for the benefit of the Corporation and shall be considered to have been made by virtue of this Agreement and shall immediately become the exclusive property of the Corporation.

(b)The Executive shall assign, set over and transfer to the Corporation, as the Corporation may direct, his entire right, title and interest in and to any and all the Improvements and to all patents, copyrights or other intellectual property rights (or applications therefor) which may be or have been filed and/or issued by or to his or on his behalf, and the Executive agrees to execute and deliver to the Corporation, any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Corporation to obtain and enforce protection of the Improvements.

(c)The Executive waives all moral rights in any Improvements and al) work produced by the Executive during the term of this Agreement.

6.3Non-Competition

The Executive agrees that he shall not, during the Restricted Period, within the Prohibited Area, without the prior written consent of the Corporation, which consent may be withheld or granted in its sole discretion, either on his own behalf or in conjunction with or on behalf of any other person, directly or indirectly, own any interest in, provide financing or financial assistance to, operate, manage, control, participate in, consult with, advise, provide services to, or in any other manner carry on, engage in or assist any business (whether individually or through or in association with any other person or entity) that is the same as. similar to or competitive with the business of the Corporation.

Notwithstanding the foregoing restrictions, the Executive may acquire securities (i) of a class or series that is traded on any stock exchange or over the counter if such securities represent not more than 5% of the issued and outstanding securities of such class or series, (ii) of a mutual fund or other investment entity that invests in a portfolio the selection and management of which is not within the control of the investor, or (iii) held in a fully managed account where the Executive does not direct or influence in any manner the selection of any investment in such securities.

6.4Non-Solicitation of Customers and Suppliers

The Executive agrees that he shall not during the Restricted Period, without the prior written consent of the Corporation, which consent may be withheld or granted in its sole discretion, either on his own behalf or in conjunction with or on behalf of any other person, directly or indirectly, solicit any customers, clients, vendors or suppliers of the Corporation (or any persons who had been approached or specifically targeted to become a customer, client, vendor or supplier of the Corporation) to transfer any business from the Corporation to any other person or encourage any such customer, client, vendor or supplier to cease doing business with the Corporation or alter in any manner the method of doing business with the Corporation.

6.5Non-Solicitation of Employees

The Executive agrees that he will not during the Restricted Period, either on his own behalf or in conjunction with or on behalf of any other person, directly or indirectly, except on behalf of or with the prior written consent of the Corporation, (a) induce, solicit, entice or procure, any person who was employed by the Corporation and (i) with whom the Executive had personal contact or dealings in performing his duties or (ii) who reported to the Executive, to leave such employment; or (b) hire or accept into employment or otherwise engage or use the services of any person who was so employed within the immediately preceding six months.

Notwithstanding the provisions of the preceding paragraph, the Executive shall be entitled to hire or accept into employment or otherwise engage or use the services of any person who was employed by the Corporation as described in the said paragraph if any such person left the employ of the Corporation voluntarily, without any inducement, solicitation, enticement or procurement from the Executive.

6.6Applicability to Purchasers

The obligations undertaken by the Executive pursuant to this Article 6 may be enforced directly against the Executive by any purchaser from the Corporation of all or any part of its business, to the extent applicable by their terms to such purchased business, and shall, with respect to such purchased business, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenant in favour of the Corporation or any such purchaser, provided always that this Article 6.6 shall only apply to any such purchased business (a) to which the Executive provided services, (b) with which the Executive was concerned, or (c) in respect of which the Executive was responsible at any time during the term of this Agreement. If for any reason any of the obligations of the Executive pursuant to this Article 6 cannot be directly enforced by a purchaser as contemplated by this Agreement, the Executive acknowledges that such obligations may be enforced by the Corporation on behalf of such purchaser, as the case may be.

6.7Suspension of Time Periods During Breach

If the Executive is in breach of any of the terms of this Article 6, the running of the Non-Disclosure Period or Restricted Period, as applicable, shall be stayed and shall recommence upon the date the Executive ceases to be in breach thereof, whether voluntarily or by injunction.

6.8Disclosure

During the term of this Agreement, the Executive shall promptly disclose to the Corporation full information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of their respective suppliers or customers.

During the Non-Disclosure Period and the Restricted Period, the Executive shall inform any prospective employer of the existence of this Agreement and the obligations which it imposes upon the Executive under Articles 6.1, 6.3, 6.4 and 6.5.

6.9Return of Materials

All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including financial and other information), passwords and lists of customers, suppliers, products and prices) pertaining to the Corporation which may come into the possession or control of the Executive shall at all times remain the property of the Corporation. Upon termination of the Executive's employment hereunder for any reason, the Executive agrees to immediately return all such property of the Corporation in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make, for his personal or business use or that of any other person, reproductions or copies of any such property or other property of the Corporation.

ARTICLE 7

GENERAL

7.1Reasonableness of Restrictions and Covenants

The Executive confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, including, without limitation, those contained in Article 6, are reasonable and valid and further acknowledges and agrees that the Corporation.

would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction. Accordingly, the Executive acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled, in addition to any other right or remedy which they may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

7.2Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

7.3Successors and Assigns

This Agreement shall inure to the benefit of and shall be binding on and enforceable by and against the heirs, executors, administrators and legal personal representatives of the Executive and the .successors and permitted assigns of the Corporation. This Agreement is personal to the Executive and none of his rights may be assigned, made subject to a security interest or otherwise disposed of or encumbered, nor may any of the obligations be delegated or transferred, except as permitted in writing by the Corporation, or in accordance with the written policies, governance procedures and management practices of the Corporation, as approved by the Corporation from time to time.

7.4Notices

(a)Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by e-mail or sent by mail or sent by next-day courier, charges prepaid, addressed as follows:

(i)If to the Executive:

100 Lidstone Rd.

Salmon Arm, British Columbia V1E 2Y1

Email: fdw@shaw.ca

If to the Corporation:

Attention: Peretz Shapiro

email: peretz@snowlakelithium.com

(b)Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted, if transmitted via e-mail (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if sent by courier, on the next Business Day or, if sent by mail, on the fifth Business Day following the date on which it was mailed.

(c)Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Article 7.4.

7.5Personal Information

The Executive acknowledges and agrees that the Corporation collects, uses, stores and discloses (to authorized parties) personal information as required in accordance with applicable privacy legislation. Such personal information will be used and disclosed for the purpose of administering the employment relationship between the Executive and the Corporation. Such personal information includes, but is not limited to, information which the Executive provided to the Corporation on his application for employment and/or resume and the information provided by the Executive to the Corporation during the course of his employment with the Corporation. Such personal information includes, but is not limited to, the Executive's age, prior employment history, banking information, contact information, marital status, compensation, performance reviews and benefits.

7.6Workplace Discrimination, Harassment and Violence

The Executive acknowledges that the Corporation is committed to ensuring an inclusive and respectful work environment where all individuals are treated with dignity and respect and an environment that is free from discrimination, workplace harassment and threatening and aggressive acts. The Executive, therefore, agrees that it is a term and condition of his employment that he shall comply with all applicable human rights legislation.

7.7Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein.

7.8Rules and Policies

In addition to this Agreement, all written rules and policies of the Corporation adopted by the Corporation from time to time apply to the Executive except to the extent that they are inconsistent with the express provisions of this Agreement, in which case the provisions of this Agreement will prevail.

7.9Governing Law

(a)This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province,

(b)Each of the parties irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement; (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts; and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

7.10 No Inconsistent Obligations

The Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Corporation. The Executive will not disclose to the Corporation, or use, or induce the Corporation to use, any proprietary information or trade secrets of others. The Executive represents and warrants that he has returned all property and confidential information belonging to all prior employers.

7.11Rights Cumulative

The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

7.12Assistance in Litigation

The Executive shall, during and after termination of his employment with the Corporation. upon reasonable notice, furnish such information and proper assistance to the Corporation as may reasonably be required by the Corporation in connection with any litigation in which the Corporation or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

7.13Indemnification

The Executive hereby agrees to indemnify and hold the Corporation and its officers, directors, shareholders and executives harmless from and against any loss, claim, damage or expense, and/or all costs of prosecution or defense of their rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, lawyers' fees (on a full indemnity scale), and all costs and expenses of litigation, arising from or growing out of the Executive’s breach or threatened breach of any covenant contained herein.

7.14Limitations on Authority

Without the express written consent from the Corporation, the Executive shall have no apparent or implied authority to: (i) pledge the credit of the Corporation or any of its other executives; (ii) bind the Corporation under any contract, agreement, note, mortgage or otherwise, unless given express permission by the Board in order to fulfill the Executive's operational role; (iii) release or discharge any debt due the Corporation unless the Corporation has received the full amount thereof; or (iv) sell, mortgage, transfer or otherwise dispose of any assets of the Corporation.

7.15Acknowledgements

The Executive acknowledges that prior to signing this Agreement:

(a)he has had sufficient time to review and consider this Agreement thoroughly;

(b)he has read and understands the terms of this Agreement and his obligations hereunder;

(c)he has been given an opportunity to obtain independent legal advice, or such other advice as he may desire, concerning the-interpretation and effect of this Agreement;

(d)he has not been induced by the Corporation to terminate any existing employment

(e)he is not prevented by the terms of any other agreement with any other party from entering into this Agreement and

(f)be is entering into this Agreement voluntarily and without any coercion or pressure from anyone.

7.16Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number- of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

The parties further acknowledge and agree that electronic or facsimile copies of this Agreement bearing their signatures will have the same effect as an original.

IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.

SNOW LAKE RESOURCES LTD.

by	/s/Peretz Schapiro
Name:Peretz Schapiro
Title: Interim Chief Operating Officer

SCHEDULE "A"

Employment Duties:

•To drive and achieve the successful and safe development of the Corporation's Projects, in accordance with Board approved plans and budgets.

•To develop and deliver commercial strategy, funding, budgeting and balance sheet management.

•To deliver effective and 'across the board' leadership, ensuring that site operations and other functions within the organisation operate on an integrated basis.

•To provide leadership and coordination of administration, financial management and reporting, investor relations and government relations activities of the Corporation to ensure the Corporation is economically managed and complies with all applicable laws.

•To perform such other matters as may be assigned to the CEO by the Board from time to time.